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                                                                   EXHIBIT 10.22


                       MANUFACTURING AND SUPPLY AGREEMENT

         THIS MANUFACTURING AND SUPPLY AGREEMENT (the "Supply Agreement") is made and entered into as of July 16, 2003 (the "Effective Date"), by and between aaiPharma Inc. ("AAI") and Mikart, Inc. ("Manufacturer"). Manufacturer and AAI may be referred to herein individually as a "Party" and collectively as the "Parties". Manufacturer is a Georgia corporation with its principal place of business at 1750 Chattahoochee Avenue, Atlanta, Georgia 30318. AAI is a Delaware corporation with its principal place of business at 2320 Scientific Park Drive, Wilmington, North Carolina 28405.

                                   BACKGROUND:

         Manufacturer has, contemporaneously with the execution of this Supply Agreement, entered into an asset purchase agreement with Athlon Pharmaceuticals, Inc. ("Athlon") pursuant to which Manufacturer has assigned to Athlon its entire right, title and interest in and to the Product (as defined below) and the ANDA (the "Manufacturer/Athlon Agreement");

         Athlon has, contemporaneously with the execution of this Supply Agreement, entered into an asset purchase agreement with AAI pursuant to which Athlon has assigned to AAI its entire right, title and interest in and to the Product and the ANDA (the "Athlon/AAI Agreement");

         AAI desires to engage Manufacturer to become qualified to Manufacture, and to Manufacture as of the approval of the ANDA for the Product by the FDA (the "Product Approval Date") for subsequent commercial distribution by AAI on the terms and conditions set forth herein; and

         Manufacturer wishes to Manufacture the Product for AAI on the terms and conditions set forth herein.

         NOW THEREFORE, for and in consideration of the premises and mutual covenants contained herein, the Parties agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

         The following words, terms and phrases, when used herein, shall have the following respective meanings:

         1.1 "ANDA" shall mean ANDA #76-429 with respect to the Product.

         1.2 "API" shall mean the active pharmaceutical ingredient with respect to the Product.

         1.3 "Affiliate" of a Party shall mean any entity that is directly or indirectly controlled by a Party; directly or indirectly controls a Party; or is under common control with a Party.


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         1.4 "Batch" shall mean 1,080,000 tablets of the Product produced in a contiguous process or series of processes that is expected to be homogeneous and that meets the Specifications. To the extent Manufacturer modifies its equipment or obtains additional equipment to allow for greater capacity, the Parties agree to negotiate in good faith to enable an increase in the permitted batch size under this Section 1.4.

         1.5 "Contract Year" shall mean the period beginning on the Supply Start Date and ending on the last day of the calendar month that contains the one year anniversary of the Supply Start Date, and each twelve month period thereafter during the term of this Supply Agreement.

         1.6 "CGMP" means the FDA's current Good Manufacturing Practice requirements as promulgated under the FFDCA at 21 CFR (parts 210 and 211), and as further defined by FDA guidance documents and rules and regulations administered by the FDA, as such may be amended from time to time.

         1.7 "CGMP Requirements" means the requirements of the CGMP.

         1.8 "COGS" shall be as defined in Section 8.2 hereof.

         1.9 "DEA" means the United States Drug Enforcement Agency, and any successor agency or entity thereto that may be established hereafter.

         1.10 "Drug Application" shall mean the ANDA and any other governmental or regulatory consents, registrations, approvals or permits necessary to sell or Manufacture the Product in the United States.

         1.11 "FDA" shall mean the United States Food and Drug Administration or any successor agency thereof.

         1.12 "FFDCA" means the Federal Food, Drug, and Cosmetic Act, 21 U.S.C.ss.ss. 301 et seq., as such may be amended from time to time.

         1.13 "Law" means any federal, state or local law, statute or ordinance, or any rule or regulation promulgated by domestic governmental or regulatory authorities, including the FDA and DEA.

         1.14 "Manufacture" and "Manufacturing" means the manufacturing, processing, formulating, packaging, labeling, holding and quality control and other testing of the Product to be performed prior to delivery to AAI or AAI's designee by Manufacturer.

         1.15 "Product" means one hundred (100) count tablet bottles of Propoxyphene Napsylate 100mg and Acetaminophen 500mg pharmaceutical product.

         1.16 "Qualification Date" shall mean the date on which Manufacturer satisfactorily completes its validation and testing of the Product pursuant to
Article 3 of this Supply


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Agreement such that it becomes authorized to begin Manufacturing the Product under the Drug Application in accordance with the terms of this Supply
Agreement.

         1.17 "Quality Agreement" means an agreement between the Parties which describes certain quality and regulatory responsibilities relating to the Manufacture and release for sale of the Product by Manufacturer to AAI. The initial Quality Agreement is attached hereto as Exhibit A and is incorporated herein by reference. The Quality Agreement will be subject to and not inconsistent with the terms of this Supply Agreement, and in the event of conflict between terms of this Supply Agreement, on one hand, and the Quality Agreement on the other, this Supply Agreement will govern. The Quality Agreement may be modified from time to time through the issuance of a revised Quality Agreement signed on behalf of each of the Parties by an authorized representative incorporating the modification and stating the effective date and revision number of the modification.

         1.18 "Raw Materials" means any excipient and component materials used to Manufacture the Product, but excluding the API.

         1.19 "Specifications" means the test and acceptance criteria for manufacturing, packaging and testing the Product, raw materials and API as set forth in the Drug Application.

         1.20 "Supply Start Date" shall be as defined in Section 4.1.

         1.21 "Term" shall mean the Initial Term plus any Renewal Terms, as such terms are defined in Section 11.1 hereof.

         1.22 "United States" means the fifty (50) states comprising the United States of America, the District of Columbia and all territories and possessions of the United States of America.

                                    ARTICLE 2
                               PRE-PRODUCT LAUNCH

         2.1 Product Launch Planning. The Parties agree to cooperate in good faith to prepare for the launch of the Product to take place as soon as reasonably practicable after the Product Approval Date. The Parties agree to develop appropriate timelines for each phase of the launch of the Product and shall cooperate in good faith in pursuing all issues related to the approval of the ANDA by the FDA.

         2.2 Notification to FDA. Upon execution of this Agreement, the Manufacturer/Athlon Agreement and the Athlon/AAI Agreement, Manufacturer will submit to the FDA a change in ownership letter pursuant to 21 C.F.R. 314.72 with respect to the transfer of the ANDA to AAI in the form set forth in Exhibit B attached hereto, and the Parties agree to cooperate in good faith and to take such actions as are reasonably necessary to reflect such change of ownership of the ANDA to AAI. In addition, Manufacturer will deliver to AAI within ten (10) business days after the Effective Date the Drug Application and all supporting documentation. AAI shall use commercially reasonable efforts to obtain approval of the ANDA


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for the Product from the FDA and shall not take any action with respect to the
ANDA which would impair the ability of or the potential for the Parties to perform their respective obligations hereunder. In addition, once approved by the FDA, AAI shall not withdraw the ANDA unless required to do so by the FDA.

         2.3 Product Formulations and Specifications. AAI shall provide Manufacturer with the formulations and Specifications for the Product as set forth in the Drug Application or as otherwise permitted by the FDA.

                                    ARTICLE 3
                             VALIDATION AND TESTING

         3.1 Validation and Quota. Manufacturer shall use its commercially reasonable efforts to become authorized as of the Product Approval Date to Manufacture the Product under the Drug Application as contemplated herein. To accomplish the same, Manufacturer shall conduct validation on Batches of Product until it has manufactured three (3) sequential Batches of the Product that conform to the specifications and are otherwise in compliance with the terms of this Agreement (such three (3) Batches being referred to as "Commercial Validation Batches"). AAI shall be obligated to purchase the Commercial Validation Batches in accordance with the terms of this Supply Agreement. Such Commercial Validation Batches shall be part of, and shall be applied to, AAI's minimum purchase requirements as set forth in Section 7.3 hereof. Manufacturer will utilize its commercially reasonable efforts to become qualified to Manufacture the Product as soon as reasonably practicable after the Effective Date and AAI shall provide reasonable technical assistance to Manufacturer to enable Manufacturer to become so qualified.

         3.2 Drug Application. AAI shall be responsible for maintaining the Drug Application in full force and effect at all times; provided, however, upon the reasonable request of AAI, Manufacturer shall reasonably assist AAI, at Manufacturer's expense, in connection therewith. Manufacturer hereby acknowledges and agrees that the Drug Application will be owned by, in the name of and for the benefit of AAI and that Manufacturer has no rights in or to the Drug Application.

                                    ARTICLE 4
                                   MANUFACTURE

         4.1 Manufacture. As of the later of the Product Approval Date and Qualification Date (the "Supply Start Date") and thereafter during the Term, but subject to Article 7 hereof, AAI will purchase exclusively from Manufacturer one hundred percent (100%) of AAI's future requirements for Product for resale in the United States, and Manufacturer shall Manufacture and supply such Product for and to AAI. Subject to the terms and conditions contained herein, Manufacturer shall Manufacture all Product to be delivered to AAI or AAI's designee (a) in accordance with the Drug Application, Specifications, the Quality Agreement and this Supply Agreement and (b) in material compliance with the CGMP Requirements and all other legal requirements applicable to the Manufacturing and supplying of Product to be marketed and sold by AAI. In the event AAI desires to market, distribute or sell the Product in any territory other than the United States (each, a "Foreign Territory"), then the Parties agree to negotiate in good


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faith and for a reasonable period of time to enable the Manufacturer to
Manufacture the Product exclusively for AAI in such Foreign Territory.

         4.2 Exclusivity. Manufacturer shall Manufacture and sell Propoxyphene Napsylate 100mg and Acetaminophen 500 mg pharmaceutical product exclusively for and to AAI during the Term.

         4.3 Manufacturer Changes. Except as otherwise provided in this Section 4.3, Manufacturer may not change the Specifications or Manufacturing process for the Product or the source(s) of API or Raw Materials without the prior written consent of AAI, which consent shall not be unreasonably withheld or delayed. Changes made to comply with official or compendial revisions will be made and implemented by Manufacturer on or before the published effective date for such changes, and require neither advance notice to nor approval by AAI; provided, however, that Manufacturer agrees to include such changes in the Product annual report.

         4.4 AAI Requested Changes. Manufacturer shall make such changes as are reasonably practicable to the Manufacturing process if requested in writing by AAI, including, but not limited to, changes to the Product, Specifications, API or Raw Materials related to the Product; provided, however, that such changes comply with applicable Law, are consistent with the Drug Application and can be reasonably implemented by Manufacturer.

         4.5 Notification and Costs of Changes. Manufacturer shall identify for AAI, in writing prior to delivery, the first manufactured Batch of any Product for which changes have been implemented pursuant to Section 4.3 or 4.4 hereof, and will expressly identify the changes. Any and all direct costs and expenses associated with all changes shall be borne by the Parties as follows: (i) AAI shall bear all direct costs and expenses with respect to changes requested by AAI, but which are not required by applicable Law; (ii) Manufacturer shall bear all direct costs and expenses with respect to changes requested by Manufacturer, but which are not required by applicable Law; and (iii) the Parties agree to negotiate in good faith to determine an appropriate allocation of the costs and expenses associated with changes required by applicable Law.

         4.6 Amendment of Specifications. If a change is made to the Specifications, AAI shall be responsible for amending the Drug Application for the Product, if required, to reflect such change, and obtaining required FDA approval of such amendment, if any. Manufacturer shall, at AAI's expense, use commercially reasonable efforts to assist AAI in obtaining any such approvals.

         4.7 Labeling. AAI shall specify all labeling to be used on the Product and the packaging thereof, including any changes or modifications to such labels. Manufacturer shall order labels from time to time in sufficient quantities to permit the labeling of Product ordered by AAI from time to time hereunder. The Manufacturer agrees to use the specified labeling (and only such labeling) on the Product, and not to use such labeling on any other product. Any AAI directed change or modification to a Product label shall be implemented by the Manufacturer (i) as soon as reasonably practicable if required by Law, or
(ii) as soon as reasonably practicable, but no later than twenty-six (26) weeks, following Manufacturer's receipt of notification of such label changes if not required by applicable Law. Except where the labeling change is a result of


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a change required or requested by Manufacturer, AAI shall reimburse the
Manufacturer for costs incurred in connection with any such label change, including without limitation, the costs of obsolescence of goods-in-process, packaging materials and supplies, and finished goods not suitable for marketing, but only to the extent that such items relate to or were acquired to satisfy a Firm Commitment. AAI shall own all proprietary information included on the labels for the Product. Notwithstanding anything to the contrary in this Section 4.7, all costs and expenses associated with labeling, tooling and artwork shall be the responsibility of AAI.

         4.8 Raw Materials and API. The Manufacturer shall purchase at its own expense and for its own account all Raw Materials, API, packaging components and other items of any nature whatsoever that the Manufacturer may use to Manufacture the Product. Except as otherwise agreed to between the Parties, all right, title and interest in and to these items, and in and to all work-in-process incorporating these items, shall remain the sole property of the Manufacturer until Product incorporating such items is delivered to AAI; provided, that AAI shall reimburse the Manufacturer for out-of-pocket-costs associated with write-offs, obsolescence and/or destruction of finished inventory resulting from any change or modification to any Product Manufacturing process, Specifications, Registration or labeling requested by AAI or required by a change in applicable Law, but only to the extent such Raw Materials, API and other items relate to or were acquired to satisfy a Firm Commitment.

                                    ARTICLE 5
                         REPRESENTATIONS AND WARRANTIES

         5.1 Representations and Warranties of Manufacturer. Manufacturer hereby represents and warrants to AAI as follows:

                  (a) Authorization. Manufacturer has full power and authority to execute, deliver and perform this Supply Agreement and to consummate the transactions contemplated hereby; this Supply Agreement has been duly executed and delivered by Manufacturer and constitutes the valid and binding obligation of Manufacturer, enforceable against Manufacturer in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws relating to creditors' rights, generally.

                  (b) Absence of Conflicts. The execution, delivery and performance of this Supply Agreement by Manufacturer does not conflict with or constitute a default under any agreement, instrument or understanding, oral or written to which they are a party or by which they may be bound, does not conflict with any provision of any organizational document of Manufacturer and does not conflict with or violate any applicable Law.

                  (c) Organization and Standing. Manufacturer is duly organized, validly existing and in good standing under the Laws of the State of Georgia.

                  (d) Actions. As of the Effective Date, there are no pending or uncorrected citations or adverse conditions noted in any inspection of the production facilities to be employed for the Manufacture of the Product that would materially interfere with Manufacturer's Manufacture and supply of the Product to AAI.


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                  (e) Debarment. Pursuant to Section 306(k) of the FFDCA as
amended by the Generic Drug Enforcement Act of 1992, Manufacturer is not debarred, has not, and will not, use in any capacity in connection with this Supply Agreement, the services of any person debarred under subsection (a) or
(b) of the Generic Drug Enforcement Act of 1992. Additionally, during the previous five (5) years, neither Manufacturer nor any affiliated person has been convicted of the offenses described in sub-section (a) or (b) of the Generic Drug Enforcement Act of 1992.

                  (f) Compliance With Laws. Manufacturer shall comply with Laws applicable to its operations; and any and all hazardous and toxic waste, if any, will be manifested and discarded as required by applicable Laws.

                  (g) Product. All Product delivered by the Manufacturer (or any subcontractor thereof) will at delivery be (i) in compliance with this Supply Agreement, the Quality Agreement, the Drug Application and the Specifications and (ii) in compliance with all applicable Laws and the CGMP Requirements; (iii) not be adulterated within the meaning of the FFDCA or within the meaning of any other applicable Law.

                  (h) Manufacturer assigned to Athlon on the Effective Date its entire right, title and interest in and to the Product and the ANDA (and all documents related thereto), excluding any of the Manufacturer Intellectual Property, free and clear of all liens and encumbrances.

         5.2 Warranties of AAI. AAI hereby warrants and represents to the Manufacturer as follows:

                  (a) Authorization. AAI has full company power and authority to execute, deliver and perform this Supply Agreement and to consummate the transactions contemplated hereby; this Supply Agreement has been duly executed and delivered by AAI and constitutes the valid and binding obligation of AAI, enforceable against AAI in accordance with its terms except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other Laws relating to or affecting creditors' rights generally.

                  (b) Absence of Conflict. The execution, delivery and performance of this Supply Agreement by AAI does not conflict with or constitute a default under any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, does not conflict with any provision of any organizational document of AAI and does not conflict with or violate any applicable Law;

                  (c) Organization and Standing. AAI is a corporation, duly organized, validly existing and in good standing under the Laws of Delaware;

                  (d) Title and Authority. AAI has full right, title and interest in and to the Drug Application and, except with respect to the Manufacturer Intellectual Property, has the full power and authority to grant to Manufacturer the right to Manufacture and supply the Product under the Drug Application;


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                  (e) Intellectual Property. AAI has the full power and
authority to grant to Manufacturer the right to use the AAI Intellectual Property (as hereinafter defined); and

                  (f) Infringement. To AAI's knowledge, the Manufacture of Product in accordance with the Specifications does not and will not infringe any patent or other intellectual property right of any third party.

         5.3 Limitation of Liability. EXCEPT FOR AMOUNTS THAT MAY BECOME PAYABLE PURSUANT TO SECTION 13.2(b) OR SECTION 7.3, NEITHER MANUFACTURER NOR AAI OR THEIR RESPECTIVE AFFILIATES SHALL BE LIABLE FOR SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING FOR LOST PROFITS), WHETHER IN CONTRACT, WARRANTY, NEGLIGENCE, TORT, STRICT LIABILITY OR OTHERWISE, ARISING OUT OF OR RELATING TO THIS SUPPLY AGREEMENT, WHETHER OR NOT ADVISED OF THE POSSIBILITY OF SUCH DAMAGES; EXCEPT AS EXPRESSLY PROVIDED IN THIS SUPPLY AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND EACH PARTY SPECIFICALLY DISCLAIMS ANY AND ALL IMPLIED OR STATUTORY WARRANTIES, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY, WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, WARRANTY OF TITLE AND WARRANTY OF NON-INFRINGEMENT.

                                    ARTICLE 6
                                QUALITY ASSURANCE

         6.1 Quality Agreement. The respective quality assurance obligations of Manufacturer and AAI are more fully set forth in the Quality Agreement.

         6.2 Manufacturer's Covenants. Manufacturer hereby covenants during the Term that it shall:

                  (a) have and maintain the necessary expertise, personnel, facilities, permits, licenses and equipment to Manufacture the Product in accordance with, and to perform its other obligations arising under or out of, this Supply Agreement;

                  (b) operate and maintain its premises, plant and machinery, equipment and procedures related to the Product in compliance with applicable CGMP Requirements;

         6.3 Testing Requirements, Retained Samples.

                  (a) At least five (5) business days prior to the shipment of Product hereunder, Manufacturer shall provide to AAI a certificate of analysis (each a "COA") with respect to the Product to be shipped. AAI must respond in writing within three (3) business days following receipt of the applicable COA if AAI disputes or objects to any information reflected in the COA. The Parties shall cooperate in good faith to resolve any issues raised by AAI in such written response, if any, in order to enable shipment of the Product on the scheduled Product shipment date. If the Parties are unable to resolve such issues to enable shipment of the Product


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on the scheduled Product shipment date, the Parties agree to cooperate in good faith to reschedule the shipment of the Product as soon as reasonably practicable. For the avoidance of doubt but subject to AAI's rights pursuant to
Article 9 of this Supply Agreement, if AAI does not respond in writing following its receipt of a COA in accordance with this Section 6.3(a), Manufacturer shall have the right to ship the Product on the scheduled Product shipment date.

                  (b) Notwithstanding any termination or expiration of this Supply Agreement, Manufacturer shall keep manufacturing and quality control documentation as well as sufficient and representative retained samples of the Product ("Retained Samples") and perform stability testing with respect to Product sold to AAI in compliance with CGMP Requirements and other applicable Law. Manufacturer and AAI shall agree upon a reasonable amount of Retained Samples to be maintained for this purpose. Manufacturer's obligations under this
Section 6.3(b) with respect to a Retained Sample and stability testing shall remain in effect for the period required by applicable Law.

                  (c) Manufacturer shall, at Manufacturer's expense, make available for review by AAI, at any reasonable time upon reasonable notice, manufacturing and analytical information related to the Product, including written investigations of any deviations that may have occurred during the Manufacturing or inspection of, or testing processes related to, the Product.

                  (d) Manufacturer is solely responsible for the safety of its employees.

         6.4 Non-Conforming Product. Notwithstanding anything in this Supply Agreement to the contrary, the Manufacturer shall not deliver to AAI any Product which would constitute a breach of the representations and warranties set forth in Section 5.1(g) of this Supply Agreement. In the event that any Product shall fail to pass the quality control testing conducted by the Manufacturer, if any, the Manufacturer shall provide the test results to the AAI and the Manufacturer shall not release the Product Batch.

                                    ARTICLE 7
                           FORECASTS, ORDERS AND SALES

         7.1 Forecasting. Prior to the Qualification Date, AAI shall provide Manufacturer with a written good faith forecast estimating AAI's quarterly requirements (broken out on a month-to-month basis) of the Product for each of the first twelve (12) calendar quarters beginning on the Qualification Date. Thereafter, not later than sixty (60) days prior to the commencement of each subsequent calendar quarter during the Term, AAI shall provide Manufacturer with rolling eight (8) quarter forecasts (broken out on a month-to-month basis) that shall cover the succeeding eight (8) quarter period (or the period until the expiration of the Term, if shorter) (such forecast, as updated from time to time, shall hereinafter be referred to as the "Long-Term Forecast"). Except as set forth in Sections 7.2(a) and 7.2(b), the Long-Term Forecast shall not be binding on either Party, but beginning on the Supply Start Date, the first calendar quarter of a Long-Term Forecast shall be a "Firm Commitment" and the second calendar quarter of a Long-Term Forecast shall be a "Firm Forecast."


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         7.2 Firm Commitments.

                  (a) Each Firm Commitment shall be a binding commitment for the quantities of Product forecasted therein. The quantity of Product specified in any Firm Commitment for delivery to, and purchase by, AAI shall not be less than seventy-five percent (75%) of the quantities forecasted for such calendar quarter when such forecast for such calendar quarter constituted the Firm Forecast.

                  (b) With respect to each Firm Commitment, AAI shall submit to Manufacturer written purchase orders confirming the binding obligation of the Firm Commitment, the quantity of Product ordered, the delivery dates (which delivery dates shall not exceed three (3) times per month and shall not be on a Saturday, Sunday or holiday), and the destinations. AAI shall be obligated to purchase, in accordance with the terms of this Supply Agreement, the Product specified in any purchase orders submitted by AAI to Manufacturer that request for Product to be Manufactured prior to the Product Approval Date.

                  (c) Manufacturer shall be obligated to Manufacture and deliver the specified quantity of Product in accordance with this Section 7.2. Manufacturer will deliver Product within fifteen (15) business days of a delivery date specified pursuant to Section 7.2(b).

                  (d) Notwithstanding the foregoing, in no event shall the Manufacturer be required in any calendar quarter to deliver more than one hundred twenty-five percent (125%) of the quantities in the applicable Firm Forecast, but Manufacturer shall use its commercially reasonable and good faith efforts to deliver quantities in excess of one hundred twenty-five percent (125%) of the applicable Firm Forecast if requested by AAI.

         7.3 Promotional Efforts and Minimum Purchase Obligation. AAI will use commercially reasonable efforts to promote the Product during the first three
(3) Contract Years. Notwithstanding anything to the contrary contained in this Supply Agreement, during the period beginning on the Supply Start Date and ending as of the end of the third (3rd) Contract Year, AAI shall be obligated to purchase from Manufacturer an aggregate of Two Million Five Hundred Thousand (2,500,000) one hundred (100) count bottles of Product. Notwithstanding anything else contained herein to the contrary, in the event AAI fails to meet its minimum purchase obligation set forth in this Section 7.3 for any reason other than a breach of this Agreement by Manufacturer or a force majeure, AAI shall pay to Manufacturer an amount equal to the number of one hundred (100) count tablet bottles by which AAI failed to meet its minimum purchase obligation under this Section 7.3 multiplied by the Purchase Price set forth in Section 8.1 hereof.

         7.4 Changes in Orders. The Manufacturer shall exercise its commercially reasonable efforts to comply with any proposed amendments to Firm Commitments that AAI may reasonably request, but Manufacturer shall not be liable in any way for its inability to do so. Firm Commitments may be amended only by mutual agreement of the Parties.

         7.5 Notification. If at any time during the Term of this Supply Agreement the Manufacturer believes it will be unable to supply, on a timely basis, AAI with the full quantity of Product ordered by AAI, the Manufacturer shall, as soon as reasonably practicable, notify AAI;


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provided that such notification shall not relieve Manufacturer of its obligations under a Firm Commitment.

         7.6 DEA Quota. As soon as commercially reasonable after AAI's submission of its first forecast to Manufacturer, Manufacturer will submit a request to the DEA for a DEA quota related to the API ("DEA Quota") for calendar year 2003 based on such forecast. Thereafter, except as provided for herein, Manufacturer will submit timely requests for a DEA Quota from the DEA for each subsequent calendar year during the Term based upon each Long-Term Forecast submitted by AAI on or before January 1 of the calendar year preceding the calendar year for which the DEA Quota request is submitted (the "Applicable DEA Quota Forecast"). For purposes of submitting a request for DEA Quota, Manufacturer will submit the request for one hundred fifty percent (150%) of the quantity forecasted in the Applicable DEA Quota Forecast. Manufacturer will request DEA Quota for calendar year 2004 as soon as reasonably practicable following the Product Approval Date. In the event the DEA requires additional information (including, but not limited to, firm purchase orders) in order to grant DEA Quota, AAI agrees to cooperate in good faith with Manufacturer to obtain such DEA Quota to enable the Manufacture of the Product. Notwithstanding any other provision in this Agreement, Manufacturer shall not be obligated to Manufacture the Product and shall have no liability hereunder if the Parties are unable to obtain sufficient DEA Quota to enable Manufacturer to meet any of its obligations hereunder in any Contract Year.

                                    ARTICLE 8
                            PRICES, TERMS OF PAYMENT

         8.1 Price. The purchase price to be paid for the Product by AAI to Manufacturer shall be $6.59 per one hundred (100) count tablet bottle (the "Purchase Price").

         8.2 Price Adjustments. Manufacturer and AAI shall meet annually to discuss the Purchase Price. The Purchase Price shall not increase during the first Contract Year. Subject to the limitation described in the preceding sentence, Manufacturer shall have the right to increase the Purchase Price one
(1) time during each Contract Year in order to reflect an increase in Manufacturer's costs due to increases in labor, Raw Materials, API and overhead ("Costs of Goods Sold" or "COGS"); provided, however, that such Purchase Price increases shall not exceed five percent (5%) of the then current Purchase Price. In the event that Manufacturer increases the Purchase Price charged for the Product pursuant to the preceding sentence and after the effective date of such increase Manufacturer's COGS further increases by more than ten percent (10%) during such Contract Year, Manufacturer shall have the right, by providing written notice to AAI, to further increase the Purchase Price in such Contract Year by a percentage amount equal to the percentage amount such COGS increase exceeds ten percent (10%); provided, that Manufacturer shall provide AAI with documented evidence of any such further COGS increases and shall use its reasonable efforts to prevent any such further COGS increases from occurring. Manufacturer shall notify AAI of Purchase Price increases at least thirty (30) days prior to the effective date thereof.

                  Manufacturer and AAI shall collaborate periodically, but in no event greater than two (2) times during each Contract Year, to attempt to reduce Manufacturer's COGS. In the


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event that Manufacturer experiences a sustainable decrease in COGS, Manufacturer shall decrease the Purchase Price. Such Purchase Price reduction shall equal no less than fifty percent (50%) of any reduction in COGS achieved by Manufacturer.

         8.3 Payment Terms. Manufacturer shall invoice AAI for the Purchase Price at the time of delivery, and AAI shall pay each such invoice within thirty
(30) days after its receipt of the invoice; provided, however, that if AAI rejects a shipment pursuant to Article 9 of this Supply Agreement, then payment shall be due within thirty (30) days after receipt by AAI of notice from the laboratory pursuant to Section 9.3 of this Supply Agreement that the invoiced Product is conforming, or the receipt by AAI of replacement Product, as the case may be. Except as may be required under Sections 4.7 or 4.8 with respect to Product that conformed to this Agreement prior to the applicable changes, AAI shall not be required to pay for non-conforming Product.

                                    ARTICLE 9
                            SHIPPING DEFECTS, RETURNS

         9.1 Shipping. Manufacturer will ship all Product ordered hereunder to AAI f.o.b. Manufacturer's Manufacturing facility, at which point the title and risk of loss for such Product will pass to AAI. Manufacturer shall ship the Product to the destination specified by AAI; provided, however, that AAI must provide Manufacturer with reasonable evidence (e.g. a copy of the current DEA registration for the destination) that such destination is authorized to handle the Product. Notwithstanding anything to the contrary in this Supply Agreement, AAI acknowledges and agrees that Manufacturer shall have no obligation to ship the Product to any destination for which AAI has not provided adequate evidence of authorization as required in this Section 9.1. The Parties agree that the method and route of shipment are at Manufacturer's discretion unless AAI furnishes Manufacturer with explicit instructions with the purchase order. AAI agrees to pay all costs of shipping and any costs of freight insurance obtained by Manufacturer at the request of AAI.

         9.2 Notification of Defects. Manufacturer shall notify AAI in writing as soon as reasonably practicable after its discovery of any non-conforming Product. AAI shall notify Manufacturer in writing as soon as reasonably practicable after delivery to AAI of any non-conforming Product containing obvious defects in such Product reasonably discoverable without affecting the integrity of such Product's packaging (but in any event within twenty (20) days after delivery) and within thirty (30) days of the earlier of its discovery or its notification by a third party of any defects not reasonably discoverable without affecting the integrity of the Products packaging. AAI shall be responsible for its costs to inspect all Product; provided however, that Manufacturer shall be responsible for AAI's costs to inspect the Product if it is determined that Manufacturer caused the defect. Manufacturer agrees to provide reasonable support to assist AAI in pursuing any claims it may have against carriers for damaged or lost Product.

         9.3 Returns.

                  (a) Subject to the requirements of this Section 9.3, Manufacturer shall accept for return and replacement or credit (at invoiced cost) any Product sold to AAI under this Supply Agreement that does not conform to the Specifications or the representations, warranties or covenants set forth herein (hereinafter the "Defective Products") and for which proper notice has been given in accordance with Section 9.2. All returns of Defective Products shall be properly destroyed or, only if acceptable to AAI and permitted by applicable Law, reworked by Manufacturer. AAI will ship the Defective Products to Manufacturer f.o.b. AAI, at which point the title and risk of loss for such Product will pass to Manufacturer. Manufacturer agrees to pay reasonable costs of shipping and any costs of freight insurance obtained by AAI at the request of Manufacturer. AAI agrees to provide reasonable support to assist Manufacturer in pursuing any claims it may have against carriers for damaged or lost Product.

                  (b) The Manufacturer shall undertake appropriate investigation of any Defective Products and shall notify AAI, within fourteen (14) days after receipt of the Defective Products, whether it has confirmed any non-conformity. If the Manufacturer notifies AAI that it has not confirmed any non-conformity, and AAI continues to insist such non-conformity exists, Manufacturer shall submit the disputed shipment for testing to an independent testing laboratory of recognized standing in the industry and mutually agreeable to AAI and Manufacturer. The findings of the laboratory shall be binding on the Parties. The expenses for such testing shall be borne by the Party whose analysis was not substantiated by the findings of the laboratory.


                                   ARTICLE 10
                    INTELLECTUAL PROPERTY AND CONFIDENTIALITY

         10.1 Ownership of Intellectual Property. Except as set forth herein, AAI acknowledges that the Manufacturer shall remain the exclusive owner of all of Manufacturer's technology, know-how, analytical methods and processes used in the Manufacture, testing and analysis of the Product (the "Manufacturer Intellectual Property"). Manufacturer acknowledges that AAI shall be and remain the exclusive owner of the ANDA (and all documents related thereto) and the formulation specified in the ANDA (the "AAI Intellectual Property").

         10.2 License.

                  (a) AAI grants to Manufacturer a non-exclusive, royalty-free, fully-paid license during the Term to the AAI Intellectual Property to the extent necessary to enable Manufacturer to Manufacture the Product pursuant to this Supply Agreement. This license does not include the right to copy, sublicense or create derivative works from the AAI Intellectual Property. Such license shall immediately terminate upon termination or expiration of this Supply Agreement.

                  (b) Manufacturer hereby grants to AAI as of the Effective Date and, except as provided in the following sentence, solely for use by AAI or its sublicensee in the manufacturing of the Product upon the termination or expiration of this Supply Agreement, a limited, non-exclusive, royalty free license under the Manufacturer Intellectual Property, which license may be sublicensed by AAI to a new manufacturer of the Product on terms no less restrictive than those set forth herein. Subject to this Section 10.2(b) and upon the reasonable determination of AAI that this Supply Agreement is likely to terminate or expire and notice to Manufacturer, AAI or a sublicensee of AAI may manufacture one Batch of the Product and place such batch on stability prior to the termination or expiration of this Supply Agreement.
Section 5.3 of this Supply Agreement shall apply to the license granted pursuant to this Section 10.2(b). For the avoidance of doubt, AAI shall only be permitted to sell Product manufactured pursuant to the license granted in this Section 10.2(b) or any sublicense granted by AAI to its new manufacturer upon the expiration or termination of this Supply Agreement.

         10.3 Intellectual Property.

                  (a) Except as otherwise expressly set forth in this Supply Agreement, neither Party will acquire any rights of any kind with respect to any of the other Party's intellectual property. AAI shall exclusively own all results, records, documents and materials made or created by Manufacturer as a result of work performed pursuant to this Supply Agreement, provided, however, that Manufacturer shall be entitled to retain copies of such results, records, documents and materials to enable Manufacturer to maintain compliance with applicable Law.

                  (b) Manufacturer agrees to the extent permitted by applicable Law, at AAI's expense, to execute any assignment or other documentation reasonably requested by AAI to vest ownership of the results, records, documents and materials described in Section 10.3(a) hereof. Manufacturer further agrees to provide reasonable assistance to AAI, at AAI's expense, in obtaining, enforcing, and defending AAI's intellectual property rights related to this Supply Agreement.

         10.4 Trademarks. Any and all trademarks of AAI, including but not limited to: aaiPharma Inc., aaiPharma LLC, aaiPharma and the trademark utilized for the Product (hereinafter the "Trademarks") are owned by AAI. AAI hereby grants to Manufacturer a royalty-free, non-exclusive license to use and/or reproduce the Trademarks during the Term in connection with meeting its Manufacture and supply obligations hereunder. Manufacturer agrees not to use the Trademarks except as specifically authorized by AAI under this Supply Agreement in connection with the Manufacture and supply of the Product to AAI.

         10.5 Confidentiality. The Confidentiality Agreement between the Parties dated June 11, 2003 (the "Confidentiality Agreement") is hereby incorporated herein by reference and shall govern the exchange and observation of Confidential Information in relation to this Supply Agreement. The Parties agree that the Term of the Confidentiality Agreement shall be extended to five (5) years after the expiration or termination of this Supply Agreement.

                                   ARTICLE 11
                              TERM AND TERMINATION

         11.1 Term. The term of this Supply Agreement shall commence on the Effective Date of this Supply Agreement and shall remain in effect, unless otherwise terminated pursuant to this Supply Agreement, until the end of the tenth (10th) Contract Year of this Supply Agreement (the "Initial Term"). Thereafter, this Supply Agreement will renew for successive one (1) year terms (each, a "Renewal Term") until this Supply Agreement is terminated pursuant to this Supply Agreement. Either Party may terminate this Supply Agreement effective at the end of the Initial Term or any Renewal Term, upon written notice to the other Party at least two (2) years prior to the conclusion of the Initial Term or at least six (6) months prior to the then current Renewal Term.

         11.2 Termination.

                  (a) Either Party may terminate this Supply Agreement on written notice to the other Party, effective immediately:

                           (i) if the other Party commits a material breach of any of its obligations hereunder which is not cured within sixty (60) days of written notice from the other Party specifying the breach; or

                           (ii) if the other Party is dissolved or liquidated, files a petition under any bankruptcy or insolvency law, makes an assignment to the benefit of its creditors, has a receiver appointed for all or substantially all of its property, or has a petition under any bankruptcy or insolvency law filed against it which is not dismissed within sixty (60) days.

                  (b) AAI may terminate this Supply Agreement upon written notice to Manufacturer (i) as permitted by Section 11.4(c) hereof, or (ii) in the event any required material license, permit or certificate required of Manufacturer to perform its obligations hereunder, as related to the Product, is not approved and/or issued, or is revoked, by the FDA, DEA or any applicable Governmental Authority; provided, however, that Manufacturer shall have sixty
(60) days following action by the FDA, DEA or other Governmental Authority to cure or remedy any issue described in this Section 11.2(b)(ii).

                  (c) Any right of termination specified in this Section 11.2 shall be in addition to any other remedy a Party may have at law or in equity due to the other Party's breach of its obligations hereunder.

         11.3 Effect of Termination. Upon termination or expiration of this Supply Agreement the following shall occur:

                  (a) Cessation of Activities. Except as provided in Section 11.3(d), Manufacturer shall stop the Manufacturing of the Product; shall cease to use the AAI Intellectual Property and other documents, instructions and information (in whatever format, including but not limited to electronically stored data) to the extent that such information relates to the Product and/or its Manufacture, quality control testing, handling and/or storage; shall return all such AAI Confidential Information to AAI.

                  (b) Reimbursement of Cost. In the event of termination of this Supply Agreement by Manufacturer pursuant to Section 11.2(i) or (ii) or by AAI pursuant to Section 11.2(b) only, AAI shall reimburse Manufacturer for its full variable and fixed costs that Manufacturer may have incurred in connection with the Manufacturing of the Product, including, without limitation, Raw Materials and API purchased by Manufacturer before the effective date of termination, that were reasonably required by Manufacturer in order to meet AAI's requirements of such Product as set out in any Firm Commitment or Firm Forecast delivered prior to such termination or expiration.

                  (c) AAI to Take Product. At AAI's option, AAI shall be entitled to take delivery upon prior payment (other than the payment for labeling) to Manufacturer for any Raw Materials, packaging and labeling components, work-in-process not Manufactured into finished Product in accordance with Section 11.3(d) below (at Manufacturer's material costs) or finished Product (at prices then in effect under this Supply Agreement).

                  (d) Firm Commitments. In the event of termination by AAI pursuant to Section 11.2(a) or 11.2(b), then, at AAI's option, Firm Commitments for terminated Product not yet started shall be cancelled without penalty to AAI. If requested by AAI, Manufacturer shall complete or Manufacturer shall cause the completion of the Manufacturing of any Product that is subject to a valid and effective Firm Commitment on the date on which the termination is effective. Once such Product is completed, it shall be shipped in accordance with AAI's Firm Commitments and shall be subject to the terms hereof.

                  (e) Survival. Termination or expiration of this Supply Agreement shall not relieve the Parties of any obligation accruing prior to such termination or any breach of any term of this Supply Agreement prior to such termination. The rights and obligations of the Parties under Sections 6.3(b), 6.3(c), 8.3, 9.2, 9.3, 10.1, 10.2(b), 10.3, 10.5, 11.3, 13.1, 13.2 and 13.4 and
Articles 1, 5, 12, 14, and 15 of this Supply Agreement shall survive the expiration or termination of this Supply Agreement.

                  (f) Abandonment of DEA Quota. As soon as practicable after the termination or expiration of this Supply Agreement, Manufacturer will abandon any DEA Quota to the DEA which it previously requested from the DEA for purposes of Manufacturing Product pursuant to this Supply Agreement.

                  (g) Transition Assistance. Manufacturer shall provide reasonable assistance to AAI in locating and establishing a new manufacturer for the Product.

         11.4 Force Majeure.

                  (a) The failure of either of the Parties hereto to perform any obligation under this Supply Agreement solely by reason of any cause beyond its control (and due to no fault of its own), including, by way of example and not limitation, fire, flood, explosion, storm, hurricane, acts of God, acts of government, riots, wars, strikes and accidents in transportation, shall not be deemed to be a breach of this Supply Agreement; provided, however, that the Party so prevented from complying herewith shall continue to take all actions within its power, including payment of outstanding invoices, to comply as fully as possible herewith. A Party affected by an event of force majeure shall use commercially reasonable efforts to remedy, remove or mitigate such event and the effects thereof with all reasonable dispatch.

                  (b) The Party affected by any event of force majeure shall promptly notify the other Party in writing, explaining the nature, details and expected duration thereof. Such Party shall also notify the other Party in writing from time to time as to when the affected Party reasonably expects to resume performance in whole or in part of its obligations hereunder, and notify the other Party in writing of the cessation of any such event. If a Party anticipates that an event of force majeure may occur, such Party shall notify the other Party in writing of the nature, details and expected duration thereof.

                  (c) If, due to force majeure, Manufacturer is prevented or expected to be prevented from supplying AAI with Product for a period exceeding one hundred twenty (120) days during any twelve (12) month period, then AAI shall have the right to terminate this Supply Agreement with immediate effect.


                                   ARTICLE 12
                          INDEMNIFICATION AND INSURANCE

         12.1 By Manufacturer. From and after the Effective Date, Manufacturer shall indemnify, defend and hold harmless AAI, its Affiliates, and their respective officers, directors, employees, successors and assigns (the "AAI Indemnified Parties") from and against any and all costs, losses, liabilities, damages, lawsuits, deficiencies, claims and expenses, including reasonable fees and disbursements of attorneys (collectively, the "Damages") to the extent resulting from (a) any breach of this Supply Agreement by Manufacturer, including any breach by the Manufacturer of its representations or warranties in
Section 5.1 hereof or a failure by the Manufacturer to comply with or perform any covenants under Section 6.2 hereof; (b) the negligence or willful misconduct of Manufacturer, its employees, agents or contractors; and (c) any allegation that Manufacturer's processes or Manufacturer Intellectual Property breaches, infringes upon or otherwise misappropriates the intellectual property rights of any third party.

         12.2 By AAI. From and after the Effective Date, AAI shall indemnify, defend and hold harmless Manufacturer, its Affiliates and their respective officers, directors, employees, successors and assigns (the "Manufacturer Indemnified Parties") from and against any and all Damages to the extent resulting from (a) any breach of this Supply Agreement by AAI, including any breach by AAI of its representations or warranties in Section 5.2 hereof; (b) the negligence or willful misconduct by AAI, its employees, agents or contractors; and (c) any misrepresentation made by or mislabeling or repackaging done by AAI or any third party.

         12.3 Insurance. Each Party hereto shall maintain, with a financially sound and reputable insurer, throughout the term of this Supply Agreement comprehensive general liability insurance, including, without limitation, product liability insurance with liability limits of at least $5,000,000 per occurrence and in the aggregate and such Party shall name the other Party as an additional insured in its policy. Each Party hereto shall also provide the other Party with such evidence thereof as is reasonably requested by the other Party from time to time.

                                   ARTICLE 13
                           REGULATORY MATTERS; RECORDS

         13.1 Notification of Inspections; Communications. Manufacturer shall notify AAI in writing no later than forty-eight (48) hours after receipt of notice of any proposed visit or inspection by the FDA or DEA, or after any unannounced visit or inspection (to the extent that such report or communication relates to the Product or the Manufacture thereof). The Manufacturer shall provide to AAI a copy of any report and other written communications received from the FDA or DEA, to the extent that such report or communication relates to the Product or the Manufacture thereof, within five (5) business days after receipt thereof. Manufacturer shall be entitled to redact the FDA or DEA reports to remove third party confidential and proprietary information which does not relate to the Product.

         13.2 Recalls; Market Withdrawals.

                  (a) Recall Procedures. Manufacturer and AAI shall each maintain such records as required by applicable Laws to permit effective recall, field correction or market withdrawal of Product delivered to AAI or customers of AAI, whether such recall, field correction or withdrawal is effected voluntarily or under a directive of any government and regulatory authority. Each Party agrees that in connection with a recall, field correction or market withdrawal, it shall provide copies of its relevant records to the other Party upon request, excluding confidential AAI customer information or information subject to attorney-client or other privilege. Each Party shall give immediate notice by telephone (to be confirmed in writing) to the other Party upon discovery that Product should be recalled, corrected or withdrawn from the market, or may be required to be recalled, corrected or withdrawn from the market. Except as otherwise set forth in this Section 13.2(a), the decision to initiate a recall or market withdrawal or to take any other corrective action shall be made solely by AAI. Manufacturer shall reasonably cooperate with AAI at the request of AAI in the implementation and management of such plan and in complying with all applicable regulatory obligations. Manufacturer may at any time notify AAI of its belief that AAI should recall, correct or market withdraw the Product. Notwithstanding anything to the contrary in this Section 13.2(a), if AAI disagrees with Manufacturer's assertion that a recall, market withdrawal or other corrective action should be initiated, then the Parties agree to submit the matter for review and binding determination by a mutually satisfactory and independent third party. In the event such third party concludes that a recall, market withdrawal or other corrective action is necessary, AAI shall so notify the FDA and initiate such required recall, market withdrawal or other field correction, as determined by such third party.

                  (b) Cost of Recall. AAI shall be responsible for all costs and expenses associated with a recall, field correction or market withdrawal; provided, however, that, notwithstanding the foregoing, Manufacturer shall bear the cost of a recall, market withdrawal or corrective action in the event and to the extent that the recall, market withdrawal or corrective action is as a result of the Product not conforming to the Specifications upon delivery of the Product to AAI or otherwise not being Manufactured in accordance with this Agreement.

                  (c) Inspection. In addition to AAI's right to review manufacturing and analytical information pursuant to Section 6.3(c) hereof, upon reasonable notice to Manufacturer, and in a manner calculated not to excessively interfere with Manufacturer's conduct of business, Manufacturer shall allow:

                           (i) access to its manufacturing, warehousing and laboratory premises and associated records and raw data related to the Product for routine audit by representatives of AAI quality assurance department once per Contract Year. Where significant quality issues are detected or reasonably suspected, AAI shall be permitted to perform additional audits in order to attempt to resolve these issues (or confirm correction thereof). AAI commits during any audit to follow reasonable Manufacturer safety and security procedures.

                           (ii) All such inspections shall be organized so as to reasonably minimize disruption to Manufacturer's on-going production processes and other business operations. The Parties shall cooperate in scheduling and arranging all such inspections.

         13.3 Corrective Actions. The Parties agree to cooperate in good faith to resolve any issues identified during AAI audits.

         13.4 Complaints. Adverse event reports and Product complaints shall be handled as provided in the Quality Agreement.

                                   ARTICLE 14
                                     NOTICES

         14.1 Delivery. All notices, consents, requests and other communications hereunder shall be in writing and shall be sent by hand delivery, by certified or registered mail (return-receipt requested), or by a recognized national overnight courier service as set forth below:

                  If to Manufacturer:  Mikart, Inc.
                                       1750 Chattahoochee Avenue
                                       Atlanta, GA
                                       Attention: Miguel I. Arteche
                                       Phone: 404-351-4510

                  If to AAI:           aaiPharma Inc.
                                       2320 Scientific Park Drive
                                       Wilmington, North Carolina 28405
                                       Attention:  J. Fred Pruden
                                       Phone: 910-254-7000, ext. 7219

                  With a copy to:      aaiPharma Inc.
                                       2320 Scientific Park Drive
                                       Wilmington, North Carolina 28405
                                       (Attention: Office of General Counsel)

         14.2 Effective Time. Notices delivered pursuant hereto shall be deemed given: (a) at the time delivered, if personally delivered; (b) at the time received, if mailed; and (c) one (1) business day after timely delivery to the courier, if by overnight courier service.

         14.3 Changes. Either Party hereto may change the address to which notice is to be sent by written notice to the other Party in accordance with the provisions of this Article 14.

                                   ARTICLE 15
                                  MISCELLANEOUS

         15.1 Severability. If any provision of this Supply Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired, and the Parties shall use their best efforts to substitute a valid, legal and enforceable provision, which, insofar as practical, implements the purpose of this Supply Agreement.

         15.2 Counterparts. This Supply Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall be deemed one and the same instrument.

         15.3 Governing Law. This Supply Agreement shall be subject to, governed by, and any matter or dispute arising out of this Supply Agreement shall be determined by, the laws of the State of Virginia, without reference to its conflict of laws principles that might apply.

         15.4 Headings; Gender. "Article," "Section" and other headings contained in this Supply Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Supply Agreement. All personal pronouns used in this Supply Agreement shall include the other genders, whether used in the masculine, feminine or neuter gender.

         15.5 Entire Agreement. This Supply Agreement, the Quality Agreement and the Confidentiality Agreement represents the entire agreement of the Parties with respect to its subject matter. Any and all prior discussions or agreements with respect hereto are merged into and superseded by the terms of this Supply Agreement. This Supply Agreement may be modified or amended only in writing signed by both Parties which expressly refers to this Supply Agreement and states an intention to modify or amend it. No terms set forth in any purchase order, acknowledgment, invoice or other form of either Party shall apply.

         15.6 No Assignment. Neither Party hereto may assign this Supply Agreement, in whole or in part, without the prior written consent of the other Party (which consent shall not be unreasonably withheld or delayed), and any attempted assignment not in accordance herewith shall be null and void and of no force or effect, except that no prior written consent shall be required if AAI assigns any or all of its rights hereunder to one of its Affiliates. No assignment of this Supply Agreement or any portion of any rights hereunder shall relieve the assigning Party of any of its obligations or liability hereunder.

         15.7 Binding Effect. This Supply Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

         15.8 Interpretation. This Supply Agreement was fully negotiated by both Parties hereto and shall not be construed more strongly against either Party hereto regardless of which Party is responsible for its preparation.

         15.9 Further Assurances. Upon the reasonable request of the other Party, each Party hereto agrees to take any and all reasonable actions necessary or appropriate to give effect to the terms set forth in this Supply Agreement; provided, however, that no Party will be required to (i) pay money (other than as expressly required pursuant to this Supply Agreement or as implicitly required in order for a Party to carry out its obligations hereunder), or (ii) assume any other material obligation not otherwise required to be assumed by this Supply Agreement.

         15.10 Subcontracting. Manufacturer may not subcontract with any Affiliate or non-Affiliate third party to perform any of its obligations hereunder except with the prior written consent of the AAI, which shall not be unreasonably withheld or delayed; provided, however, that Manufacturer may subcontract to any third party without notifying and/or acquiring the consent of AAI to the extent such third party is listed as an approved subcontractor under the ANDA for the applicable work to be performed by such subcontractor. In no event shall any such subcontract release the Manufacturer from any of its obligations under this Supply Agreement.

         15.11 Independent Contractors. It is expressly agreed that the Manufacturer, on the one hand, and the AAI, on the other hand, shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture or agency. Neither the Manufacturer, on the one hand, nor the AAI, on the other hand, shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other, without the prior consent of the other Party to do so. All persons employed by a Party shall be employees of such Party and not of the other Party and all costs and obligations incurred by reason of any such employment shall be for the account and expense of such Party.

         15.12 Waiver. Any term or condition of this Supply Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. No waiver by any Party of any term or condition of this Supply Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Supply Agreement on any future occasion. All remedies, either under this Supply Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

         IN WITNESS WHEREOF, the Parties hereto have caused their duly authorized representatives to execute this Supply Agreement as of the day and year first above written.

                                            "Manufacturer"
                                            Mikart, Inc.

                                            By: /s/ Miguel I. Arteche
                                                ________________________________
                                            Name: Miguel I. Arteche
                                                  ______________________________
                                            Title: CEO
                                                   _____________________________


                                            "AAI"
                                            aaiPharma Inc.

                                            By: /s/ David M. Hurley
                                                ________________________________
                                            Name: David M. Hurley
                                                  ______________________________
                                            Title: President
                                                   _____________________________

                                    Exhibit A

                                Quality Agreement

                                    Exhibit B

                                   FDA Letter


Mr. Gary J. Buehler, Director
Office of Generic Drugs
Center for Drug Evaluation and Research
Food and Drug Administration
Metro Park North II, Room 150
7500 Standish Place
Rockville, Maryland 20855

         RE: ANDA 76-429 PROPOXYPHENE NAPSYLATE AND ACETAMINOPHEN (100MG/500MG) TRANSFER OF OWNERSHIP

Dear Mr. Buehler;

         As required by 21 CFR ss.314.72(a)(1), Mikart, Inc. is providing notification that all rights to the above-referenced ANDA were transferred to:

                  aaiPharma Inc.
                  2320 Scientific Park Drive
                  Wilmington, NC 28405

         The change in ownership of the application is effective 07/16/2003

         Mikart, Inc. will delivered to aaiPharma a complete copy of the applications, including supplements and records that are required to be kept under 21 CFR ss.314.81.

         We have been advised by aaiPharma that they will send the necessary correspondence to FDA as required in 21 CFR ss.314.72(a)(2) and 314.72(b).

         Further questions, comments, or correspondence may be directed to:

                  Wayne Whittingham, Sr. Director, Regulatory Affairs aaiPharma
                  2320 Scientific Park Drive
                  Wilmington, NC 28405
                  (910) 254-7027 (tel)
                  (910) 815-2381 (fax)
                  wayne.whittingham@aaipharma.com

                                             Sincerely,


cc:      Wayne Whittingham,
         Wilmington, North Carolina